Exhibit 5.1

[Perkins Coie LLP Letterhead]

July 12, 2013

IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

We have acted as counsel to IDACORP, Inc., an Idaho corporation (the “Company”), in connection with the preparation and filing of an automatic shelf registration statement on Form S-3, File No. 333-188768 (the “Registration Statement”), filed by the Company on May 22, 2013 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the sale from time to time of the following securities by the Company (the “Securities”): (i) common stock, without par value (the “Common Stock”) and (ii) debt securities.  The Registration Statement became automatically effective upon filing pursuant to Rule 462(e) under the Securities Act.  The prospectus dated May 22, 2013 relating to the Securities (the “Base Prospectus”) included in the Registration Statement has been supplemented by a prospectus supplement, dated July 12, 2013 (the “Prospectus Supplement” and together with the Base Prospectus being collectively referred to as the “Prospectus”), relating to the issuance and sale, pursuant to the Sales Agency Agreement, dated July 12, 2013 (the “Sales Agency Agreement”), between the Company and BNY Mellon Capital Markets, LLC, from time to time of up to 3,000,000 shares of Common Stock (the “Shares”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Prospectus; (iii) the Articles of Incorporation, as amended, and the Amended Bylaws of the Company; (iv) the Sales Agency Agreement; (v) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, the Prospectus, the Sales Agency Agreement and the Common Stock in general and the Shares in particular; and (vi) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof (items (i) through (vi) above collectively, the “Transaction Documents”).  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the Transaction Documents.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, we are of the opinion that the Shares will be validly issued, fully paid and non-assessable when the Shares shall have been duly issued, sold and delivered in accordance with the above-referenced corporate authorizations, as contemplated by the Registration Statement and the Prospectus and for consideration that is legally adequate as provided in the Sales Agency Agreement.

Our opinion expressed above is limited to the laws of the States of Idaho and New York and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Company's Current Report on Form 8-K dated July 12, 2013.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very Truly Yours,

/s/ Perkins Coie LLP